 Exhibit 99.1                                                                 For:  Alamo Group Inc.

                                                              Contact:  Robert H. George

                                                                                     Vice President

                                                                                     830-372-9621

For Immediate Release

                                                                                     FD Morgen-Walke

                                                                                     Eric Boyriven/Paul Johnson

       212-850-5600

ALAMO GROUP ANNOUNCES AMENDMENT TO BANK AGREEMENT FINALIZED

SEGUIN, Texas, June 16, 2003 Alamo Group Inc. (NYSE: ALG) announced that effective today the Company has entered into an Amendment to its Revolving Credit Agreement.  The amendment revises the operating leverage ratio, defined as Funded Debt/EBITDA, which cures the default that occurred on March 31, 2003.  In addition, the final maturity of the facility has been extended one year to August 31, 2005.

Ron Robinson, President and Chief Executive Officer of Alamo Group, commented, "We are pleased with the cooperation and continued support of our banks and believe that with the Revolving Line of Credit and internally generated funds we can provide sufficient funds to meet our cash requirements for the foreseeable future."

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor-mounted mowing and other vegetation maintenance equipment, street sweepers, agricultural implements and related after market parts and services.  The Company, founded in 1969, has over 1,600 employees and operates thirteen plants in North America and Europe as of March 2003.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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